FAB Universal Projects Fourth Quarter Revenues In Excess of $23 Million

PITTSBURGH, PA – December 12, 2012 – FAB Universal (NYSE MKT: FU), a worldwide distributor of digital entertainment, today announced that is projects fourth quarter revenues in excess of $23 million.

“Our team has done a fantastic job of integrating our recent acquisition of FAB while continuing to grow our digital media distribution business,” said Chris Spencer, FAB Universal CEO.  “We believe we will see substantial growth throughout 2013 as well.”

The Company’s revenues are estimates and may change pending the completion of our normal quarterly closing and annual review procedures.  While the Company’s management believes these projections have a reasonable basis, these projections are subject to risk and uncertainties that could cause actual results or events to differ materially from those expressed or implied by such projections.

About FAB Universal Corp:

FAB Universal Corp. is a global leader in digital media entertainment sales and distribution.  FAB delivers media to its customers worldwide through Intelligent Kiosks, Retail Stores, Retail Franchises and online through Apple iTunes and Google Android through three business units: Digital Media Services, Retail Media Sales and Wholesale Media Distribution.  We distribute billions of movie, music, podcast, TV show and other digital files to consumers in 240 countries.  Sales of digital media are generated through kiosks networks, subscription sales for mobile devices, smartphone Apps and Netflix-like subscription models. In 2011, we distributed billions of downloads of copyrighted music, video games, ringtones, ebooks, movies and podcasts to over 50 million people worldwide through iPods, iPhones, iPads, iTunes, Blackberrys, Windows Phones, Androids and many other devices and destinations.  We are a publicly held, Pittsburgh based company with thousands of shareholders and a world-class team.  Visit us on the web at www.fabuniversal.com, email us at contact@fabuniversal.com.

Legal Notice

Legal Notice Regarding Forward-Looking Statements: "Forward-looking Statements" as defined in the Private Securities litigation Reform Act of 1995 may be included in this news release. These statements relate to future events or our future financial performance. These statements are only predictions and may differ materially from actual future results or events. We disclaim any intention or obligation to revise any forward-looking statements whether as a result of new information, future developments or otherwise. There are important risk factors that could cause actual results to differ from those contained in forward-looking statements, including, but not limited to risks associated with changes in general economic and business conditions, actions of our competitors, the extent to which we are able to develop new services and markets for our services, the time and expense involved in such development activities, the level of demand and market acceptance of our services, changes in our business strategies and acts of terror against the United States.

Contact:

Arthur Douglas and Associates
Art Batson
407-478-1120